EXHIBIT 10.2

April 14, 2006

Monty A. Houdeshell
RemedyTemp, Inc.
101 Enterprise
Aliso Viejo CA 92656

Re: Amendment of Change in Control Severance Agreement

Dear Monty:

Reference is made to that certain Change in Control Severance Agreement between you and RemedyTemp, Inc., a California corporation (the “Company”), dated as of April 22, 2005 (the “Agreement”). The purpose of this letter agreement is to amend certain provisions of the Agreement as follows:

1. Section 3.3(b) of the Agreement is hereby amended and restated, effective immediately, to read in its entirety as follows:

“(b) An amount equal to (i) the Executive’s target bonus opportunity for the fiscal year in which the Effective Date of Termination occurs (determined with reference to the Executive’s annualized rate of Base Salary in effect immediately prior to the commencement of the Protected Period or in effect immediately prior to the Effective Date of Termination, whichever is greater), multiplied by (ii) 2.0.”

2. A new Section 3.3(d) is hereby added to the Agreement, effective immediately, to read in its entirety as follows:

“(d) The Executive may elect to continue coverage under the Company’s medical and dental plans (for the Executive and, if applicable, the Executive’s eligible dependents) pursuant to the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If the Executive elects to continue such coverage, for the period commencing with the Effective Date of Termination and continuing for eighteen (18) months thereafter (the “COBRA Reimbursement Period”), the Company shall pay or reimburse the Executive for one hundred percent (100%) of the Executive’s COBRA premiums to continue such coverage as in effect immediately prior to the Effective Date of Termination. Notwithstanding the foregoing, the Company’s payment or reimbursement obligations under this Section 3.3(d) shall cease immediately upon the Executive’s eligibility for medical coverage provided by any successor employer of the Executive. From and after the last day of the COBRA Reimbursement Period (or such earlier date that the Executive may be eligible for medical coverage provided by any successor employer of the Executive), the Executive shall be solely responsible for the COBRA premiums for any COBRA continuation coverage that the Executive may be permitted to and may so elect.”

3. Article 5 of the Agreement is hereby deleted in its entirety, effective immediately, and replaced with the following:

“Article 5.	Section 280G
5.1	Potential Cut-Back.

(a)	Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment or distribution of any type to or for the Executive by the Company or any of its affiliates, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or restricted stock granted by the Company pursuant to this Agreement or otherwise) (collectively, the “Total Payments”) is or will be subject to the excise tax imposed under Section 4999 of the Code (which reference includes, for purposes of this Agreement, any similar successor provision to Section 4999) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, interest and penalties collectively referred to as the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the Excise Tax; provided, however, that in the event the amount by which the Total Payments would be reduced pursuant to this sentence exceeds forty thousand dollars ($40,000), the Total Payments shall not be so reduced, and the Executive shall be entitled to a Gross-Up Payment in accordance with Section 5.2 below. If the amount by which the Total Payments would be reduced pursuant to this Section 5.1(a) is less than or equal to forty thousand dollars ($40,000), the Total Payments shall be so reduced, and unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, the Company shall reduce the Total Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any accelerated vesting of restricted stock, then by reducing or eliminating any other remaining Total Payments.

(b)	As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm (as such term is defined in Section 5.3), it is possible that Total Payments to the Executive which will not have been made by the Company pursuant to Section 5.1(a) should have been made. In such case, the Accounting Firm shall determine the amount of such unpaid Total Payments and such amount shall be promptly paid by the Company to or for the benefit of the Executive. It is also possible that a reduction in the Total Payments made pursuant to Section 5.1(a) will be less than the amount of the reduction which should have been made. In such case, the Executive shall promptly repay the amount of such excess to the Company together with interest on such amount (at the applicable Federal rate provided for in Section 1274(d) of the Code) from the date the reimbursable payment was received by the Executive to the date the same is repaid to the Company; provided, however, that if the sum of the amount by which the Total Payments were initially reduced and the amount of such excess exceeds the $40,000 limit set forth in Section 5.1(a), the Executive shall be entitled to the full amount of the Total Payments (without any reduction pursuant to this Section 5.1) and a Gross-Up Payment in accordance with Section 5.2.”

5.2 Potential Gross-Up.

(a)	In the event that the Total Payments would be subject to the Excise Tax and that Section 5.1 does not apply because of the $40,000 limitation on the reduction of the Total Payments set forth therein, then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of the Excise Tax imposed upon the Total Payments, including any Excise Tax on the Gross-Up Payment, the net amount retained by the Executive, after deduction of the Excise Tax and any federal, state and local income or payroll tax upon the Gross-Up Payment, equals the net amount the Executive would have received in the absence of the Excise Tax.

(b)	As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that no Gross-Up Payment will initially be made but that a Gross-Up Payment should have been made, or a Gross-Up Payment will initially be made in an amount that is less than what should have been made (any of such events is referred to as an “Underpayment”). It is also possible that a Gross-Up Payment will initially be made in an amount that is greater than what should have been made (an “Overpayment”). The determination of any Underpayment or Overpayment shall be made by the Accounting Firm in accordance with Section 5.3. In the event of an Underpayment, the amount of any such Underpayment shall be paid to the Executive as an additional Gross-Up Payment. In the event of an Overpayment, the Executive shall promptly pay to the Corporation the amount of such Overpayment together with interest on such amount (at the applicable Federal rate provided for in Section 1274(d) of the Code) for the period commencing on the date of the Overpayment to the date of such payment by the Executive to the Corporation. The Executive shall make such payment to the Corporation as soon as administratively practicable after the Corporation notifies the Executive of (a) the Accounting Firm’s determination that an Overpayment was made and (b) the amount to be repaid.

5.3 Determination. Any determination that the Total Payments to the Executive are subject to the Excise Tax, and the determination of the amount of any Gross-Up Payment, and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm or consulting firm with experience in such matters selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days after the date such calculation is requested by the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.”

This letter agreement does not modify any other terms of the Agreement except as expressly set forth above.

If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign the enclosed copy of this letter and return it to me.

Sincerely,

Gunnar B. Gooding
Senior Vice President
Legal Affairs and Human Resources
RemedyTemp, Inc.

Acknowledged and Agreed:

By:

	Monty A. Houdeshell	Date